Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

CENTENE CORPORATION

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

October 23, 2015

Centene Corporation, a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: Paragraph (a) of Article FOURTH of the Corporation’s Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

“(a) Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 410,000,000 shares of capital stock, consisting of (i) 400,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).”

SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed in its corporate name as of the date first written above.

CENTENE CORPORATION

By:	/s/ Keith H. Williamson

Name:	Keith H. Williamson
Title:	Executive Vice President, Secretary and General Counsel